PRIME VENDOR AGREEMENT

This Prime Vendor Agreement (“Agreement”) is made as of September15, 2003 (“Effective Date”) by AmerisourceBergen Drug Corporation, a Delaware corporation (“Distributor”) and Allion Healthcare Inc., a Delaware Corporation (“Customer”).

A.   Distributor is a national distributor of pharmaceutical and other products and services, including prescription (Rx) and over-the-counter (OTC) pharmaceuticals, nutritional, health and beauty care (HBC) and home health care (DME) products (collectively, “Products”);

B.   Customer owns and operates one or more specialty pharmacies (Facilities”); and

C.   The parties intend by this Agreement to set forth their obligations to each other for an arrangement under which Distributor will provide Products and services to Customer (“Program”).

NOW THEREFORE, the parties agree as follows:

1.    PRICING AND PAYMENT TERMS

Distributor will be the Primary Vendor of all requirements of Customer’s Facilities for Products. Customer will pay, within terms, Product costs and Program fees pursuant to payment terms in Exhibit “1” (“Pricing/Payment Terms”). “Primary Vendor” means Customer purchases from Distributor no less than *% of all prescription pharmaceuticals Products it purchases (excluding Products that Distributor does not sell), as verified quarterly, and meets minimum periodic purchase levels in Paragraph 3(A) of the Pricing/Payment Terms. Orders for Products will be electronically transmitted (other than Schedule II controlled substances) and will describe Products that Distributor will provide to Customer, the quantity and designated delivery location. All payment plans (except pre-pay) must be by electronic funds transfer (EFT).

2.    PRO GENERICS PROGRAM PARTICIPATION

Customer will participate in Distributor’s preferred generic formulary program, “Preferred Rx Options (PRO Generics)”, pursuant to requirements as amended from time to time by Distributor. Customer will order all generic pharmaceutical Products from Distributor and will participate in the PRO Generics automatic substitution (ACAP or its successor). Customer authorizes Distributor as its sole agent to develop and implement a generic pharmaceutical Product list for the Term, including Product selection, the way substitutions are made and all agreements with generic suppliers.

3.    CUSTOMER LOCATIONS & DELIVERIES

Distributor will deliver Products to each Facility five days a week (Monday – Friday), once a day except holidays. Customer’s current Facilities are located at:

33 Walt Whitman Road, Suite 200A, Huntington Station, NY 11746
2800 South IH 35, Suite 108, Austin, TX 78704
2330 W. 205th Street, Torrance, CA 90501
4500 Biscayne Boulevard, Miami, FL

Facility means each of Customer’s specialty pharmacies, together with any other facilities Customer acquires, is Affiliated (as defined below) with or operates during the Term in the United States. For purposes of this Agreement, a facility that Customer is Affiliated with is one that controls, is controlled by or under common control with Customer. Newly acquired facilities with existing agreements with other distributors will become Facilities under this Agreement upon the earlier of expiration of such existing agreement or the date Customer may terminate such agreement, with or without cause, without breaching it or paying any termination penalty. Newly opened “start up” locations will also become “Facilities” under this agreement. All Facilities listed will receive normal daily deliveries by 9:00 AM the next business day except the Facility located at 33 Walt Whitman Road, Suite 200A, Huntington Station, NY will received a delivery by 7:30 AM, five days a week (Monday - Friday).

4.    RETURNED GOODS POLICY

Customer will only return goods to Distributor in accordance with Distributor’s standard policy for returned goods (“Returned Goods Policy”), as amended from time to time by Distributor.

5.    ADDITIONAL SERVICES & PROVISIONS

Services are listed in Exhibit “2”. Terms, conditions and other provisions are set forth in Exhibit “3” (“Provisions”). Distributor may, from time to time, develop policies and procedures relative to new or existing services offered to customers, on an interim or as-needed basis. If Distributor develops such policies or procedures or changes current ones, Distributor will provide Customer with written notice at least thirty (30) days before such changes are effective.

6.    TERM OF AGREEMENT

A.
Subject to Paragraph 5 of the Provisions, the initial Term will begin on the Effective Date and end on September 14, *. After the expiration of the Term as set forth in subparagraph A. above, the Term will, thereafter, be extended on a month-to-month basis until either party gives at least ninety (90) days’ prior written notice to the other of its intention to not extend this Agreement.

7.    NOTICES

A.	Subject to Paragraph 9.3 of the Provisions, notices to Customer will be sent to:

Allion Healthcare Inc.
33 Walt Whitman Road
Suite 200A
Huntington Station, NY 11746
Attn: Michael P. Moran
Fax: 631-547-6532

8.    EXHIBITS

The following exhibits to this Agreement are incorporated by this reference.

1.	Value-Added Services
2.	Provisions
3.	Pricing/Payment Terms

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Prime Vendor Agreement as of the Effective Date.

CUSTOMER: Allion Healthcare Inc.	DISTRIBUTOR: AmerisourceBergen Drug Corporation
By: /s/ Michael P. Moran	By: /s/ Donald H. Clarfeld

Name: Michael P. Moran Title: President & CEO	Name: Donald H. Clarfeld Title: Vice President, Alternate Care

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Prime Vendor Agreement as of the Effective Date.

CUSTOMER: Allion Healthcare Inc.	DISTRIBUTOR: AmerisourceBergen Drug Corporation
By: /s/ Michael P. Moran	By: /s/ Donald H. Clarfeld

Name: Michael P. Moran Title: President & CEO	Name: Donald H. Clarfeld Title: Vice President, Alternate Care

EXHIBIT 1 TO
PRIME VENDOR AGREEMENT
PRICING / PAYMENT TERMS

In addition to payment for Products, Customer will pay Distributor the following Program and other fees for Distributor’s Product distribution and Services for Customer and its Facilities. Except as otherwise provided, payments for other services not specifically set forth in this Agreement are due within 10 days from Distributor’s invoice date. Pricing does not reflect any administrative or other fees to a group purchasing organization or buying group (“GPO”). If Customer contracts with a GPO, Customer will pay any such fees to the applicable GPO.

1.     PROGRAM FEES

A.     Distribution Fee (Price of Goods).   Customer will pay the following Price of Goods, which includes Distributor’s fees for distribution, subject to the following adjustments for Average Per-Facility Monthly Net Purchase volume and payment terms. For Products other than SuperNet Products, Customer’s Price of Goods will be based upon *. Distributor will add to the billed amount any applicable sales, use, business and occupation or similar tax. After the first contract year, the Price of Goods for Branded Pharmaceutical Products will begin at a Tier to be determined based on the Average Per-Facility Monthly Net Purchase Volume during the previous contract year, in accordance with the table set forth below, unless otherwise agreed to in writing by the parties. Specifically, the Price of Goods will be reviewed on an annual basis (at the end of each contract year) whereby the Price of Goods for the following contract year will be adjusted in accordance with * provided that Customer is, in all material respects, in compliance with it’s obligations under this Agreement including but not limiting to being current on all payments due to Distributor. In the event that Customer is not in material compliance with its obligations under this Agreement, the Price of Goods table set forth below shall apply.

If, during the Term, Customer acquires additional Facilities or opens any new Facilities, those Facilities will not be averaged into the Price of Goods for the initial six months or the remainder of the contract year whichever is longer.

Notwithstanding any language set forth herein to the contrary, for the first contract year (i.e. September 15, 2003 to September 14, 2004) only, the Price of Goods for all Facilities will be Cost minus *% for all Branded Rx Pharmaceutical Products provided that Customer is, in all material respects, in compliance with its obligations under this Agreement including but not limiting to being current on all payments due to Distributor. In the event that Customer is not in material compliance with its obligations under this Agreement, the price of Goods table set forth below shall apply.

	Pricing Tiers		Price of Goods*

Average Per-Facility Monthly Net Purchase Volume
No.
	Branded Rx Pharmaceutical Products	31 Day DSO Options	Semi-Monthly EFT Payment	Monthly Pre-Pay
1	$800,000.00 to $900,000.00	*	*	*
2	$900,000.01 to $1,000,000.00	*	*	*
3	$1,000,000.01 to $1,500,000.00	*	*	*
4	$1,500,000.01 to $2,000,000.00	*	*	*
5	$2,000,000.01 to $3,000,000.00	*	*	*
6.	$3,000,000.01 to $4,000,000.00	*	*	*
7.	$4,000,000.01 to $5,000,000.00	*	*	*
8	$5,000,000.01 & above	*	*	*
	Contract Items and HBC/OTC Product	*	*	*

PRO Generics, repackaged branded Rx, drop shipments, supplies (bottles & vials), home healthcare (DME), private label, food, nutritionals, gift items, school and office supplies, fragrance, cosmetics, slow-moving items, bulk/case goods, etc.		*

*“Cost” means *
** “SuperNet” applies to *

B.   Price of Goods after First Contract Year.   After the first contact year, Customer shall be entitled to an Additional Discount for the Price of Goods for Branded Rx Pharmaceuticals as set forth in the table below, based on the previous Contract Year Total Combined Net Purchase Volume for all of Customer’s Facilities (excluding SuperNet** purchases as defined in Section A above). Specially, the Price of Goods for Branded Rx Pharmaceuticals will be reviewed on an annual basis (at the end of each contract year) whereby the Price of Goods for Branded Rx Pharmaceuticals for the following contract year will be adjusted in accordance with *, unless otherwise agreed to by the parties.

No.	Contract Year Total Combined Net	Additional
	Purchase Volume	Discount Percentage (%)

1	$60,000,000.01 to $80,000,000.00	*%
2	$80,000,000.01 to $100,000,000.00	*%
3	$100,000,000.01 to $120,000,000.00	*%
4	$120,000,000.01 & above	*%

C.     Additional Value-Added Services.   The additional value-added services in Exhibit “2” will be provided to Customer by Distributor for * per month per Facility for Facilities that meet minimum Net Purchase levels.

D.     Ordering Hardware/Softeware.   In addition to the foregoing value-added Services fee, Customer will pay the per-month fees in Exhibit “2” for ordering and reporting software and hardware selected by Customer for each installation on system hardware at Customer’s Facilities and other locations.

E.     Set-Up Fee. *

F.     Contract Administration.   In administering Customer’s GPO/supplier contracts, Customer must (i) provide a copy of new contracts, (ii) comply with the supplier’s terms, (iii) use all products for its “own use” (as defined in judicial and legislative interpretations), (iv) notify Distributor at least 45 days before it changes suppliers, and (v) upon changing suppliers, assist Distributor in disposing of any excess inventory acquired for Customer. When invoiced, Customer will promptly reimburse Distributor for any unpaid chargebacks that are (x) denied by a GPO or manufacturer/supplier; or (y) not paid within 45 days; and, in either case, Customer will look solely to such GPO or manufacturer/supplier for redress.

2.     PAYMENT TERMS

Customer agrees to the following payment terms for Product purchases. (Check only one box below):

	SEMI-MONTHLY EFT PAYMENT		SEMI-MONTHLY EFT PAY
	(Default if no box checked)		“31 DAY DSO OPTION

☐	Purchases form the 1st through the 15th of the month are due by the 25th of the same month. Purchases from the 16th through the end of the month are due by the 10th of the following month.	☐
Purchases made from the 1st
through the 15th of the month
are due on the 10th of the
following month. Purchases
made through the 16th
through the End of the Month
of the Month are due on the
25th of the following month.

☒	WEEKLY EFT PAY	☐	MONTHLY PRE-PAY
“31 DAY DSO OPTION”
Purchases made from Monday through Saturday are due 28 days from the weekly statement generated the following Monday.
For anticipated purchases,
payment for the next month’s
purchases is due and payable
on the 25th day of the current
month, adjusted to reflect
actual purchases. Requested
payment is based on an average
of the three (3) previous months’
purchases with a reconciliation
statement produced at month end.

All payments must be received by EFT for deposit to Distributor’s account by the due date. Distributor may change available payment plans from time to time. Payment term changes may affect Price of Goods. If Customer does not select an option or the option selected is not available, Distributor will bill Customer on Semi-Monthly terms until otherwise notified by Customer. Subject to credit approval, Customer may change payment terms upon thirty (30) days’ written notice prior to the beginning of a calendar month. Price of Goods adjustments for payment terms changes are subject to changes from time to time by Distributor to reflect *.

3.    MIMIMUM ORDER VOLUME

A.    Customer’s minimum annual Net Purchase (total purchases less returns, credits, rebates, late payment fees and similar items) volume during the second contract Year shall be $* million. Customer’s Net Purchases during subsequent contract years are projected to increase at a rate of *% per Year during each year of the Term. Customer’s aggregate Net Purchase volume during the Term of this Agreement will be no less than $* million. Year one shall be from the Effective Date until September 14, 2004.

B.    Customer acknowledges that Price of Goods and Service pricing available under this Agreement are based upon Customer’s meeting the minimum Net Purchases provided in 3 (A) above and, if Customer fails to do so, Distributor and Customer agree to the liquidated damages set forth in 3 (C) below as the sole remedy of Distributor for failure to purchase of Customer.

C.    In the event of early termination without cause by Customer or because of Customer default that has not been cured within the applicable time periods set forth in section 5 of the Provisions, or if Customer fails to meet the minimum aggregate Net Purchases, a prorated amount will be provided as repayment to Distributor at the end of the Agreement or upon termination of the Agreement as follows:

The prorated amount is equal to * basis points (*%) of the projected volume remaining on the Term of the Agreement, in the event of termination as set forth above, regardless of the aggregate Net Purchase at the time of early termination.

The projected volume in each contract year, beginning the second year, is calculated based on the stated annual growth rate as follows:

Year 2: $* million
Year 3: $* million
Year 4: $* million
Year 5: $* million

For example and for illustrative purposes only, if Customer terminates this Agreement without cause at the end of year 4, Customer will pay to the Distributor $* ($* million multiplied by *).

Customer and Distributor agree that such amounts are reasonable in nature.

EXHIBIT 2 TO
PRIME VENDOR AGREEMENT
ADDITIONAL VALUE-ADDED SERVICES

The following Services are offered to Customer by Distributor for the monthly fees in Paragraph 1(B) of Exhibit “1” (Pricing/Payment Terms).

•Bar-Coded Shelf Labels
•DEA Scheduled Pharmaceuticals Purchased Report
•Monthly Usage and 80/20 Report
•Price Stickers - Rx and OTC

Distributor reserves the right to discontinue any Services as it deems appropriate, in which case Distributor will make a reasonable proportionate reduction in the monthly fee based upon the value of the discontinued Services. In addition, for time to time Distributor may offer such new Services, at such additional fees as it determines.

Ordering and Reporting Sortware and Hardware

•	Internet ordering software (iBergen Catalog and Order Entry (CEO), iECHO or similar software, as appropriate) for $* per month per installation.
•	UltraPhase/Telxon handheld electronic order entry terminal (one per pharmacy) for * per installation.
•	InterLinx reporting software for $* per month per installation. (Note: InterLinx is subject to a separate software license agreement.)

Distributor retains title to all ordering and reporting hardware and software and, pursuant to Provisions Paragraph 5.2, Customer must return them upon termination of this Agreement.

Computer consulting and related services will be offered at Distributor’s then-current standard charges for such services.

Recalls

Distributor will notify customer of all recalls as instructed in the supplier’s notification.

Drop Ship Service

Distributor provides drop ship service when Customer’s needs dictate this approach and the supplier meets Distributor’s liability insurance and other requirements. Drop shipments may be subject to an additional charge.